Exhibit 4.1

Amendment No. 1

THIS AMENDMENT No. 1 (“Amendment”) to the Third Amended and Restated Declaration of Trust and Trust Agreement of VanEck Bitcoin Trust dated as of March 1, 2024 (the “Trust Agreement”) by and between VanEck Digital Assets, LLC, a Delaware limited liability company, as sponsor (the “Sponsor”), and CSC Delaware Trust Company (f/k/a Delaware Trust Company), a Delaware trust company, as trustee (the “Trustee”), is made with effect from August 21, 2024.

IT IS AGREED AS FOLLOWS:

●	Trust Name. The name of the VanEck Bitcoin Trust is hereby changed to VanEck Bitcoin ETF.

●	Trustee Name. Each reference to the Trustee name of Delaware Trust Company is hereby changed to CSC Delaware Trust Company.

●	All other provisions of the Trust Agreement remain in full force and effect.

IN WITNESS whereof the parties have caused this Amendment to be executed effective the date set forth above.

VANECK DIGITAL ASSETS, LLC, as Sponsor

By:	/s/ Matthew Babinsky
Name: Matthew Babinsky
Title: Assistant Vice President

CSC DELAWARE TRUST COMPANY, as Trustee

By:	/s/ Gregory Daniels
Name: Gregory Daniels
Title: Vice President